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Transcript of
SouthPeak Interactive (SOPK)
Fiscal 2010 Third Quarter Earnings Conference Call
May 17, 2010

Participants
Brandi Floberg, Piacente Group, IR
Melanie Mroz, CEO
Reba McDermott, Chief Financial Officer
Terry Philips, Chairman

Presentation

Operator
Greetings and welcome to the SouthPeak Interactive fiscal 2010 third quarter earning conference call.  At this time all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder this conference is being recorded.  I would now like to turn the conference over to your host, Ms. Brandi Floberg.  Thank you, you may begin.

Brandi Floberg – Piacente Group – Investor Relations
Hello everyone and welcome to SouthPeak Interactive Corporation Fiscal 2010 third quarter earnings conference call.  On the call today will be SouthPeak CEO Melanie Mroz, Chief Financial Officer, Reba McDermott and Chairman, Terry Philips.  Before we begin I would like to quickly review the company’s Safe Harbor statement by reminding everyone the statements made during this call that are not historical facts are considered Forward Looking Statements under the federal securities laws.  These Forward Looking Statements are based on the beliefs of our management as well as assumptions made by information currently available to us.  SouthPeak assumes no duty or obligation to update these Forward Looking Statements even though its situation may change in the future.  Actual operating results may vary significantly from these Forward Looking Statements based on a variety of factors.  We encourage you to review SouthPeak filings with the Securities and Exchange Commission which are available under the corporate section of the company’s website at www.southpeakgames.com and at www.sec.gov.  For additional information on risk factors that could cause actual results to differ materially for some current expectations please read SouthPeak’s annual and quarterly reports filed with the SEC.  SouthPeak will also be discussing GAAP and non-GAAP measures today.  SouthPeak’s reconciliation of GAAP and non-GAAP results is available in the press release, the company issues today, which is also available on SouthPeak’s website.  I would now like to turn the call over to SouthPeak CEO, Melanie Mroz.

Transcript: SouthPeak Interactive (SOPK) Fiscal 2010 Third Quarter Earnings Conference Call May 17, 2010

Melanie Mroz – SouthPeak Interactive –  President & CEO
Thank you Brandi and thank you all for joining us today.  Consistent with our previously announced strategies we have limited the number of titles released during the first quarter.  While this impacted our sales in the short term we are pleased with the gains we have made with this strategy as it allows us to keep our expenses in line and offers us additional visibility to our top and bottom line as we are managing the number of titles released and decreasing our associated expenses with sales and marketing and warehousing costs while continuing to introduce new compelling titles.  We are confident that this move will best align our business with the current regional environment.  Although we are cautiously optimistic with respect to the industry’s prospect for the balance of calender 2010 we remain vigilant in our cost control.

During the period we have effectively reduced our overall operating expenses compared with both with last year and last quarter as we continue to closely monitor our G&A.  I am pleased with our results for the first nine months of fiscal 2010 which reflect our business on a normalized basis.  We are proud to have achieved adjusted EBITDA profitability as well as positive GAAP net income for the quarter.  We are pleased to have resolved both the CDV litigation and the Paradox dispute putting these issues behind us and shedding the associated costs and distraction so that we can move forward and continue to focus on growing our business.

During the quarter we officially launched our strategic partnership with Koch Media’s Deep Silver and released the first three titles and we are very pleased with the initial results and direction of this relationship.  We believe this partnership will yield significant value for both SouthPeak and Deep Silver and look forward to an ongoing collaboration.  Before I turn the call over to Reba and Terry, I would like to highlight two very significant announcements that we made earlier this month.  The success of our My Baby franchise continues to attract users with our release in the holiday selling season of My Baby first steps.  In April we have reached an important milestone with record sales for the franchise exceeding one million units.  Our overall catalogue sales remain strong which speaks to our growing brand appeal and our extensive portfolio of over 60 interactive games.  We continue to add to this space by introducing new games and exciting sequels that provide a solid built-in customer base and attract new users.  My Baby is the perfect example of the lasting popularity of some of our games.  We believe that they remain a considerable growth opportunity with this franchise and with our broader catalogue, continue to capture new revenue.

Recently we significantly strengthened our already robust 2011 line up as we purchase the assets to publish Firefly Studio’s Stronghold 3.  This is an extremely exciting franchise as it has sold more than 5 million copies globally estimated over $50 million in sales.  As one of the most respected games in its genre we expect this to be among our premier title introduction with current plans to release this game in Spring 2011.  In line with our strategy to release sequels to already popular titles we expect this high profile game to enhance our portfolio in brand with notable contributions to our top line through both retail and digital offerings.  We continue to gain interaction in a digital market and this addition of further lines have brought our strategy to better capitalize on the rapidly growing digital channel platform where they remains a significant unrealized opportunity for a catalogue and new titles.  With that overview, I would now like to turn the call over to Reba McDermott to provide a summary of our financial results.  I would also like to welcome and congratulate Reba who we promoted to Chief Financial Officer in April based on her outstanding performance as our Chief Accounting Officer, her deep knowledge is accompanying her strong accounting background.  Reba, congratulations and please go ahead.

Transcript: SouthPeak Interactive (SOPK) Fiscal 2010 Third Quarter Earnings Conference Call May 17, 2010

Reba McDermott – SouthPeak Interactive – Chief Financial Officer
Thank you Melanie and good evening everyone.  On today’s call I will review SouthPeak’s financial performance for the fiscal 2010 third quarter ended March 31st, 2010.  Revenue for the quarter was $7.5 million, a decrease of 44% from revenue of $13.5 million for the comparable period and fiscal year 2009.  A decrease in revenue was primarily driven by the decrease in the number of new titles we have released and fewer units sold for next generation platforms Xbox 360 and PS3 which sell at a higher MSRP compared with Nintendo DS and Wii.  Our average net revenue per until decreased from $19.01 in the fiscal 2009 period to $14.09 in the fiscal 2010 period.  For the three months ended March 31, 2010 gross profit decreased to $413,000, or 6% of revenues, from $5.3 million, or 39% of revenues, for the same period in 2009. The decrease in gross profit dollars and gross margin was due primarily to an increase in revenue contribution from Koch Media titles, which carry lower gross margins than traditional self published titles as well as a reduced contribution from titles released on next generation platforms, which have a higher MSRP and an overall lower royalty rate as a percentage of wholesale prices.

Total operating expenses for the third quarter of fiscal 2010 decreased significantly and we recognized an income of $173,000 compared with total operating expenses of $5.9 million for the third quarter of fiscal 2009.  The substantial improvement in operating expenses for the third quarter of 2010 was primarily the result of two unusual items in the quarter.  First we recognized a gain of $3.2 million during the period on the extinguishment of accrued litigation costs associated with the resolution of our legal proceedings with CDV Software Entertainment A.G.  This gain normalizes our expenses based on the $3.1 million in charges we incurred in the second quarter of fiscal 2010 for litigation costs and a reserve associated with the preliminary judgement from our legals proceedings with CDV.  As we stated on our last call we believe that we would be able to recoup these expenses that were set aside for litigation to resolution.  Second we also recognized a gain on settlement of contingent purchase price obligations related to legal obligations associated with our game corp’s subsidiary of $908,000 during the third quarter of fiscal 2010.  Excluding these non-recurring gains totaling $4.2 million we improved our total operating expenses by 32% year over year based on our strategy to maintain tight cost control.  We reduced our sales and marketing expenses for the period by 69% to $1 million compared with $3.2 million in the comparable prior year.  The reduction in sales and marketing costs are due to lower direct spending as a result of releasing fewer titles in a more vigilant approach to product marketing.  We also improved our warehousing and distribution expenses for the third quarter of fiscal 2010 which decreased by 39% to $327,000 compared with $524,000 for the third quarter of fiscal 2009.  We believe that this is a solid reflection of the scalability and flexibility of our business model as we can move quickly to adjust expense levels to bring them in line with anticipated market demand.

Net income for the third quarter of fiscal 2010 was $192,000, or break even based on 53.3 million weighted average shares outstanding.  This compares with a net loss of $692,000, or $0.04 per share in the third quarter of fiscal 2009 based on 35.9 million weighted average shares outstanding.  Earnings before interest, taxes, depreciation and amortization or adjusted EBITDA for the third quarter as fiscal 2010 was $1.2 million compared with an adjusted EBITDA loss of $247,000 for the prior fiscal year.

Transcript: SouthPeak Interactive (SOPK) Fiscal 2010 Third Quarter Earnings Conference Call May 17, 2010

Turning to our cash flow statement cash used in operating activities for the nine months ended March 31st, 2010 were $258,000 compared with $5.5 million for the same period in the prior year.  Our quarterly report for the period ended March 31st, 2010 assumes the company will continue as a going concern.  We are in the process of resolving our contingencies for amounts significantly less than currently accrued for in order to reduce liabilities its balance sheet and make payments terms more manageable for the Company.  We are actively controlling our cost structure to better align with our revenue stream.  While we are committed to pursuing these and other options to address our viability as a going concern, there can be no assurance that these plans will be successfully completed.  Subsequent to the close of the quarter we completed a financing of approximately $1 million and we will continue taking action to improve our balance sheet and liquidity.  That concludes my comments on the financial results so I would like to turn the call over to our Chairman, Terry Philips.  Terry.

Operator
All lines are live.

Reba McDermott – SouthPeak Interactive – Chief Financial Officer
Yeah, we need Terry.

Terry Philips – SouthPeak Interactive – Chairman
Thank you Reba and good evening everyone.  I believe the results of the quarter and feel that we have made great progress in a very challenging environment.  We had a terrific product pipeline and excited about these titles released in the current quarter.  These titles are much anticipated Dementium II sequel for the Nintendo DS which has released great review scores.  Metacritic has given his game 79 out of 100 and this game has achieved several other near perfect scores in both the US and in the UK.  We released 3D Dot Game Heros for the PS3 this past weekend in Europe.  This game has achieved great reviews to date with Metacritic ratings of 80 and other leading reviews scoring this game at above 90.  This is a reflection of strong headway made by our international group and we are pleased with the initial response from European gamers who have put 3D Dot Heros near the top of the sales chart almost immediately upon its release.  We have a robust and exciting pipeline among our upcoming product releases scheduled for the near term is the much anticipated launch Two Worlds II for the Xbox 360 and Windows PC as well as the expanse in this popular title to the PS3 platform to capture a new audience.  The success of the first game in the series we are delighted to introduce the newest version with enhancements that we think will drive additional interests from built in user base as well as attract new players.  We have trying to ship Two Worlds II to retail stores this September.  Our branded title TNA iMPACT! Cross the Line remains on tract for release this summer.  We are pleased that Nintendo DS version of this game will feature TNA’s biggest star in one of the most recognizable figures in pro-wrestling history, Hulk Hogan, who joined TNA brand earlier this year.  As Melanie mentioned we are very excited to have acquired publishing rights to Stronghold 3 from Firefly Studios.  Stronghold has sold over 5 million copies generating more than $15 million in sales to date owing to a large and dedicated fan base.  Stronghold is one of the premier franchises in the Real-time strategy genre and we look forward to its release next year.  As I mentioned on our last call we are looking at social gaming sector as a means to further diversify our offering and involved with the industry direct consumer focus.  We remain on tract with our plan launch of our first game for Facebook later this year.  We see a lot of potential for the company to capitalize on new opportunities in these popular and growing distribution pattern.  We continue to evaluate a release schedule and maintain a cautious stance at this stage so the keen focus on level to consumer spending is well over the overall retail and market constraint.  Regardless of these conditions our strategic goals remain the same and we are well equipped to release an increasing number of titles as we see these market conditions become more favorable.  Our extensive portfolio of titles now exceed 16 interactive entertainment games across the all leading platforms.  Our branded games address a variety of genres which allow us to cross sell our games in the fields of all ages and interests but continuing to build our leading publishing brand.  With that we would like to now open the call to your questions.  Operator?

Transcript: SouthPeak Interactive (SOPK) Fiscal 2010 Third Quarter Earnings Conference Call May 17, 2010

Operator:
Thank you.  Ladies and gentlemen we will now be conducting a question and answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.  One moment please while we poll for questions.  Once again ladies and gentlemen if you would like to ask a question please press *1 on your telephone keypad.  It appears there are no questions at this time.

Reba McDermott – SouthPeak Interactive – Chief Financial Officer
Alright, thank you all for joining us.

Operator
Thank you.  Ladies and gentleman this concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.